Exhibit 10.7

AGREEMENT

REPUBLIC FIRST BANCORP, INC.

AND

VERNON W. HILL, II

EFFECTIVE DATE:  MARCH 9, 2017

AGREEMENT
TABLE OF CONTENTS

BACKGROUND		1
1.	Term of Service	1
1.1	Five-Year Term	1
1.2	Conditions to Term	1
1.3	"Term" Definition.	2
1.4	"Anniversary Date" Definition	2
2.	Services and Duties	2
2.1	Offices	2
2.2	Duties	2
3.	Compensation	2
3.1	Compensation Definition	2
3.2	Base Compensation	2
3.3	Plans and Programs	3
3.4	Year	3
3.5	Compensation Pro-Ration	3
4.	Fringe and Other Benefits	3
4.1	Other Benefits	3
4.2	Expenses	3
4.3	Indemnity	3
5.	Disability and Death Compensation	3
5.1	Permanent Disability	3
5.2	Disability Compensation	3
5.3	Death Compensation	4
6.	Termination "For Cause" by the Company	4
6.1	"For Cause" Termination	4
6.2	"For Cause" Definition	5
6.3	Compensation on Termination "For Cause"	5
7.	Termination "Without Cause" by the Company	5
7.1	"Without Cause" Termination	5
7.2	"Without Cause" Definition	5
7.3	Compensation for Termination "Without Cause"	5
8.	Termination "For Good Reason" by Hill	6
8.1	"Good Reason" Termination	6
8.2	Compensation for "Good Reason" Termination	6
9.	"Change in Control" and "Good Reason"	6
9.1	Change in Control Definition	6
9.2	Good Reason Definition	7
10.	Additional Payments/Excise Taxes	8
10.1	Gross-Up Payment	8
10.2	Gross-Up Payment Determination	8
10.3	Notice of IRS Claim	9
10.4	Refund	11

i

11.	Other Rights for Termination "Without Cause" or "For Good Reason"	11
11.1	Other Benefits	11
11.2	Plans and Program Rights	11
11.3	No Mitigation by Hill	11
12.	Source of Payment and Timing	11
12.1	Source	12
12.2	Time	12
13.	Interest	12
14.	Reimbursement of Enforcement Expenses	12
14.1	Failure to Pay	12
14.2	Failure to Provide	12
14.3	Further Conditions for Reimbursement	12
15.	Confidential Information and Non-Competition	13
15.1	Confidentiality	13
15.2	The Company's Interests	13
15.3	Non-Competition and Time of Restrictions	13
15.4	Remedies	14
15.5	Enforceability	15
15.6	The Company Definition	15
16.	Successions	15
16.1	Successors/Assigns/Heirs	15
16.2	Death	15
16.3	Combinations	15
17.	Notices	15
17.1	Form of Notice	15
17.2	Place of Notice	16
18.	General Provisions	16
18.1	Entire Agreement	16
18.2	Amendments, Waivers and Termination	16
18.3	Alternate Payments	16
18.4	Benefits and Insurance	16
18.5	"Person" Definition	17
18.6	Counterparts	17
18.7	No Waiver	17
18.8	Assignment	17
18.9	Pennsylvania Jurisdiction	17
18.10	Headings	17
18.11	Notice of Dispute and Cure	17
18.12	Pennsylvania Law	17
ii

AGREEMENT

This Agreement ("Agreement") is dated effective as of March 9, 2017, by and between:

➢	REPUBLIC FIRST BANCORP, INC. (the "Company"), a Pennsylvania corporation,

and

➢	VERNON W. HILL, II ("Hill").

BACKGROUND

A. Hill is the Chairman ("Chairman") of Republic First Bancorp, Inc., a Pennsylvania corporation.

B. The Board of Directors of the Company (the "Board") has determined that the services of Hill will be of value to the Company and the Company's other present and future subsidiaries, and has authorized this Agreement.

C. Accordingly, the Board wishes to have Hill's services available to the Company for at least five (5) years and to provide supplemental benefits to Hill should his services with the Company terminate under certain circumstances or should he die or become disabled before the termination of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained here, and intending to be legally bound, the Company and Hill agree as follows:

1.	Term of Service.

1.1 Five-Year Term.  The Company offers, and Hill accepts engagement on all the terms and conditions of this Agreement, for a term of five (5) years beginning on the date stated above.

1.2 Conditions to Term.  This five-year term is subject to:

(a)  Automatic Renewal and Extension.  On each Anniversary Date, this Agreement and Hill's engagement shall automatically be renewed and extended (on the same terms and conditions) for a new five-year term unless written notice of Termination at Anniversary is given pursuant to Section 1.2(b) below.

(b) Termination at Anniversary.  Either the Company or Hill may terminate this Agreement on any Anniversary Date by giving to the other party written notice of termination no later than November 1 before any such Anniversary Date.  If such prior notice is given to either party, then the Term will have four (4) years remaining after the applicable Anniversary Date, subject to the terms and conditions of this Agreement.

(c) Termination for Other Reasons.  This Agreement may be terminated on Death, "For Cause", "Without Cause", or for "Good Reason" as described in Sections 5-8 below.

1.3 "Term" Definition.  "Term" means the original five-year services period, as well as any renewed or extended periods as provided for in this Agreement.

1.4 "Anniversary Date" Definition.  "Anniversary Date" means March 9, 2017, as well as each annual March 9 thereafter if this Agreement is automatically renewed or extended.

2.	Services and Duties.

2.1 Offices.  During the Term, Hill shall serve as Chairman of the Board of Directors of the Company.

2.2 Duties.  As the Chairman of the Board of the Company, Hill shall preside over all Board and shareholder meetings and perform such other functions as required of a public company Chairman and such other duties as the Board may require.

(a) Required Time and Best Efforts.  Hill accepts such duties, will devote such time as shall be reasonably necessary to perform his duties and best efforts to the business and affairs of the Company and its subsidiaries, and will use his best efforts to promote the interests of the Company and its subsidiaries.

(b) Outside Activities.  Hill also has participated in and shall have discretion to participate in other outside activities.  Such outside activities are expressly permitted, and shall be in addition to and notwithstanding Hill's obligations and best efforts as described in Section 2.2(a).

3.	Compensation.

3.1 Compensation Definition.  "Compensation" means the sum of the highest annual rate of compensation (described in Section 3.2) and highest cash bonus (described in Section 3.3) paid to Hill during the most recent twenty-four (24) months of the Term.

3.2 Base Compensation.  The Company shall pay Hill "base compensation" at the rate of not less than $360,000 per year for all services to be rendered by him under this Agreement and for all positions held by him during the Term.

(a) Payment.  Compensation is payable on the first day of each month in advance.

(b) Adjustment.  Base compensation is subject to an annual review and such upward adjustments as may be deemed appropriate by the Board or a Board-designated Committee.  The Board or such Committee may recommend an increase in base compensation for Hill, but shall have no obligation to do so.  Base compensation may not be decreased without Hill's written consent.

3.3 Plans and Programs.  During the Term, Hill shall be entitled to participate in any cash or other bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation programs now or later in effect that are generally made available to Board members and executive officers of the Company.

(a) Pro-Ration.  For any period less than a full year during the Term, Hill shall receive an amount equal to the prorated portion of any payment pursuant to such plan or program.

3.4 Year.  A "year" commences on March 9, 2017 and on March 9 of each subsequent calendar year.

3.5 Compensation Pro-Ration.  Compensation for a portion of a year shall be pro-rated.

4.	Fringe and Other Benefits. During the Term, Hill shall also be entitled to:

4.1 Other Benefits.  Such other fringe benefits as the Company shall deem appropriate.

4.2 Expenses.  Reimbursement by the Company for all expenses incurred by Hill which the Company determines to be reasonable and necessary (in accord with its normal reimbursement practices now or later in effect) for Hill to carry out his duties under this Agreement; and

4.3 Indemnity.  Indemnification by the Company to the fullest extent permitted by governing law and in accord with the Company's bylaws and policies, against all claims concerning Hill's status as Chairman of the Company.

5.	Disability and Death Compensation.

5.1 Permanent Disability.  Hill shall be deemed to have become "permanently disabled" upon his failure to render services of the character contemplated by this Agreement, because of his physical or mental illness or other incapacity beyond his control, other than his death, for a continuous period of 6 months, or for shorter periods aggregating more than 9 months in any 18 consecutive months.

5.2 Disability Compensation.  The Company shall compensate Hill for the balance of the Term at a rate equal to 70% of his Compensation at the time Hill becomes permanently disabled while employed during the Term.

(a) Monthly Disability Payments.  The Company shall make the payments due under this Section 5.2 on the first day of each month, starting with the first day of the month following the month in which Hill is deemed to be permanently disabled, in an amount equal to 1/12 of 70% of Hill's Compensation at the time he is deemed to be permanently disabled.

(i) Insurance Reductions.  Monthly Disability Payments shall be reduced each month, however, by the amount of any disability payments made to Hill under any Company-sponsored disability insurance plan.  The amount of the reduction under the preceding sentence shall be computed as if Hill had elected to receive monthly payments of disability benefits (regardless of the actual payment frequency).

(b) Disability Benefits.  After becoming permanently disabled as provided in this Section 5, Hill shall nonetheless continue until the end of the Term to be entitled to receive at the Company's expense such group hospitalization coverage, life insurance coverage and disability coverage as is generally made available from time to time to executive officers of the Company, if and to the extent permitted by the respective insurers of such coverage.

(c) Partial Disability Compensation.  Hill shall continue to receive his full Compensation if he is partially disabled and until such time as Hill is deemed to be permanently disabled.

5.3 Death Compensation.  If Hill dies during the Term, then:

(a) Termination of Services and Regular Compensation.  Hill's rights to Compensation described above shall automatically terminate at the close of the calendar week in which death occurs; and

(b) Death Benefit.  The Company shall pay to such person as Hill shall designate in a notice filed with the Company or, if no such person shall be designated, to his estate, in addition to his full Compensation due under Section 5.3(a), a lump sum "Death Benefit" in an amount equal to the product of three (3) times Hill's Compensation at the time of his death.

6.	Termination "For Cause" by the Company.

6.1 "For Cause" Termination.  The Company shall have the right at any time to terminate Hill's services "For Cause" only if:

(a) Prior Written Notice.  The Company shall give Hill not less than thirty (30) days prior written notice of its intention to terminate his services specifying in detail the reason(s) for such termination and the date of termination; and

(b) Failure to Cure.  After receipt of such notice, Hill fails to cure, cease or remedy the reason(s) for such termination before the date of termination stated in such notice.

6.2 "For Cause" Definition.  "For Cause" means only the following at any time during the Term:

(a) Conviction or Plea.  If Hill is convicted of or enters a plea of guilty or nolo contender to, a felony, a crime of falsehood or a crime involving fraud, moral turpitude or dishonesty; or

(b) Willful Violation.  If Hill willfully violates any of the terms or provisions of this Agreement, including, without limitation:

(i) Hill's willful failure to perform his duties in Section 2.2 above and this Agreement or the Board's instructions after written notice of such instructions (other than any such failure resulting from Hill's incapacity due to illness or disability); or

(ii) Hill engages in any conduct materially harmful to the Company's business.

6.3 Compensation on Termination "For Cause".  The Company shall pay Hill any prorated portion of his full Compensation that is then owed through the date of termination if Hill's services shall terminate "For Cause" and the Company shall have no further obligations to Hill under this Agreement other than to pay Hill such other plan, program, or other benefits as may be due Hill pursuant to Sections 3.3 and 4 above.

7.	Termination "Without Cause" by the Company.

7.1 "Without Cause" Termination.  The Company shall have the right to terminate Hill's services "Without Cause" by giving not less than thirty (30) days prior written notice of its intention to terminate his services "Without Cause" pursuant to this Section 7.

7.2 "Without Cause" Definition.  Termination "Without Cause" means any reason other than by either Termination "For Cause" (Section 6 above), or Termination at Anniversary (Section 1.2(b) above).

7.3 Compensation for Termination "Without Cause".  The Company shall pay Hill the following if the Company terminates Hill's services "Without Cause":

(a) Compensation through Termination Date.  Any pro-rated portion of his full Compensation through the date of termination; and

(b) "Without Cause Severance Payment".  A lump sum severance payment (the "Without Cause Severance Payment") in lieu of any further Compensation payments to Hill after the date of termination.

(i) "Without Cause Severance Payment" means the sum of Hill's full Compensation that would still be remaining until the end of the then Term had Hill continued to be employed by the Company to the end of the then Term.

8.	Termination "For Good Reason" by Hill.

8.1 "Good Reason" Termination.  Hill shall have the right to terminate his services "For Good Reason" (as defined in Section 9.2 below) if:

(a) Prior Written Notice.  Hill shall first give the Company not less than thirty (30) days prior written notice of his intention to terminate his services specifying the reason(s) for such termination and the date of termination;

(b) Failure to Cure.  After receipt of such notice, if the Company fails to cure, cease or remedy the reason(s) for such termination before the date of termination stated in such notice; and

8.2 Compensation for "Good Reason" Termination.  The Company shall pay to Hill the following if Hill terminates his services "For Good Reason" (defined in Section 9.2):

(a) Compensation through Termination Date.  Hill's full Compensation through the termination date; and

(b) "Good Reason Severance Payment".  A lump sum "Good Reason Severance Payment" in lieu of any further Compensation payments to Hill after the date of termination.

(i) "Good Reason Severance Payment" means a lump sum equal to four (4) times Hill's Compensation immediately preceding such termination.

9.	"Change in Control" and "Good Reason".

9.1 Change in Control Definition.  "Change in Control" or "Change of Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provisions under the Exchange Act, whether or not the Company is subject to such reporting requirement; provided that, without limitation, such a change in control shall have been deemed to occur conclusively when any of the following events shall have occurred without Hill's prior written consent:

(a) Board Change.  Within any period of two (2) consecutive years during the Term, there is a change in at least a majority of the members of the Board or the addition of four or more new members to the Board, unless such change or addition occurs with the affirmative vote in writing of Hill in his capacity as a director or a shareholder; or

(b) Beneficial Ownership Change.  A Person or group acting in concert as described in Section 13(d)(2) of the Exchange Act holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of common shares of the Company which constitutes either:

(i) more than fifty (50%) percent of the shares which voted in the election of directors of the Company at the shareholders' meeting immediately preceding such determination; or

(ii) more than thirty (30%) percent of the Company's outstanding common shares.  For this Section 9.1(b)(ii), unexercised warrants or options or unconverted nonvoting securities shall count as constituting beneficial ownership of the Company's common shares into which the warrants or options are exercisable or the nonvoting convertible securities are convertible, notwithstanding anything to the contrary contained in Rule 13d-3 of the Exchange Act.

9.2 Good Reason Definition.  "Good Reason" means:

(a) Both a Change in Control and Other Reductions.  Both a "change in control" of the Company (as defined in Section 9.1 above); and if any of the following "Other Reductions" occur within three (3) years after such change in control without Hill's prior written consent:

(i) Reduction of Authority.  The nature and scope of Hill's authority with the Company or a surviving or acquiring Person are materially reduced to a level below that which he enjoys when the change in control occurs;

(ii) Materially Inconsistent Duties.  The duties and responsibilities assigned to Hill are materially inconsistent with that which he enjoys when the change in control occurs;

(iii) Materially Reduced Benefits.  The fringe benefits which the Company provides Hill are materially reduced to a level below that which he enjoys when the change in control occurs;

(iv) Reduction of Position or Title.  Hill's position or title with the Company or the surviving or acquiring Person is reduced from his current position or title with the Company when the change in control occurs; or

(v) Transfer or Offices and Relocation.  Any relocation or transfer of the Company's principal executive offices to a location more than fifty (50) miles from Hill's principal residence on the date when the change in control occurs; or, if Hill is required, without his prior written consent, to relocate more than fifty (50) miles from his principal residence when the change in control occurs.

(b) Material Breaches.  The Company materially breaches this Agreement; or

(c) Non-Assumption.  There is a failure or refusal of any successor to the Company to assume all duties and obligations of the Company under this Agreement.

(d) Failure to be Elected to Board.  In the event Hill is not nominated or elected to serve on the Board of Directors of the Company.

10.	Additional Payments/Excise Taxes.

10.1 Gross-Up Payment.  Notwithstanding anything in this Agreement to the contrary or any termination of this Agreement, Hill shall be entitled to receive an additional payment (a "Gross-Up Payment") if:

(a) Tax is Determined Due.  It shall be determined that any payment or distribution or benefit made or provided by the Company or its affiliates to or for the benefit of Hill, whether pursuant to this Agreement or some other plan or otherwise, including income recognized by the exercise of options to buy the Company stock, and determined without regard to any additional payments required under this Section 10 (a "Payment"), would be an excess Parachute Payment that is not deductible by the Company for federal income tax purposes and subject to an excise tax; or

(b) Interest or Penalties are Incurred.  Any interest or penalties are incurred by Hill concerning such excise tax.

(i) Excise Tax Definition.  "Excise Tax" means both:  any excise tax imposed on any Compensation payments due to Hill – including Death Benefit, Compensation for Termination "Without Cause" or "For Good Reason" under Sections 5.3(b), 7.3 or 8.2 above – because of Section 280G and Section 4999 of the Internal Revenue Code of 1986 as amended (the "Code") or any successor Code provision, or any state or local law; and interest or penalties incurred concerning such excise tax.

(ii) Gross-Up Payment Definition.  "Gross-Up Payment" means any amount of additional payments to Hill that are needed so that Hill incurs no out-of-pocket expense for Excise Taxes, and to place Hill in the same position after all federal and state taxes – including all income tax, Excise Tax, services or other tax or any penalties and interest – that Hill would have been in if: (a) Hill did not have to pay the Excise Tax; (b) the Excise Tax did not apply for reasons other than Sections 280G and 4999 of the Code; and (c) Hill did not have to pay any interest or penalty charge for the imposition of any portion of the Excise Tax.

10.2 Gross-Up Payment Determination.  All determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the calculations under Section 280G and 4999 of the Code, and the assumptions to be used in arriving at such determination, shall be made by the Company's independent auditor or another nationally recognized accounting firm chosen by the auditor with the consent of the Company and Hill (the "Accounting Firm").

(a) Cooperation.  The Company and Hill shall cooperate with Accounting Firm and provide information needed for the determination.

(b) Calculations.  Accounting Firm shall provide detailed supporting calculations both to the Company and Hill within fifteen (15) business days of the receipt of notice from Hill that there has been a Payment or receipt of Notice of IRS claim under Section 10.3, or such earlier time as is requested by the Company.

(c) Fees and Expenses.  The Company shall pay all fees and expenses of the Accounting Firm for services for this determination.

(d) Payment Timing.  The Company shall pay any Gross-Up Payment, as determined pursuant to this Section 10, to Hill within five (5) days of the receipt of the Accounting Firm's determination.

(e) Binding Effect.  Any determination by the Accounting Firm shall be binding upon the Company and Hill.

(f) Possible Underpayment.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that the Company may not make Gross-Up Payments that should be made ("Underpayment").

(i) Determination.  If the Company exhausts its remedies pursuant to Section 10.3 and Hill is later required directly or indirectly, to make a payment of any Excise Tax, then the Accounting Firm shall determine the amount of the Underpayment that has occurred.  Such amount shall be sufficient to put Hill in the same position after all federal and state taxes – including all income tax, Excise Taxes, employment, or other taxes, and all penalties and interest on such taxes – as Hill would have been in if there had been no Underpayment and the Company had made appropriate Gross-Up Payment in the first instance.

(ii) Payment.  The Company shall promptly pay to Hill or for the benefit of Hill any amounts determined by Accounting Firm to be needed to satisfy any Underpayment.

10.3 Notice of IRS Claim.  Hill shall notify the Company in writing of any claim by the Internal Revenue Service ("IRS") that, if successful, would require the payment by the Company of the Gross-Up Payment.

(a) Time and Content of Notice.  Such notification shall be given as soon as practicable but not later than ten (10) business days after Hill is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.

(b) Payment Timing.  Hill shall not pay such IRS claim until thirty (30) days after the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes on such claim is due).

(c) Contest Notice.  If the Company notifies Hill in writing before the expiration of such thirty (30) day period that it desires to contest such IRS claim, then Hill shall:

(i) Give the Company any information reasonably requested by the Company relating to such IRS claim;

(ii) Take such action in connection with contesting such IRS claim as the Company shall reasonably request in writing, including, without limitation, accepting legal representation for such IRS claim by any attorney reasonably selected by the Company.

(iii) Cooperate with the Company in good faith in order to effectively contest such IRS claim; and

(iv) Permit the Company to participate in any proceedings on such IRS claim.

(d) Other Contest Terms.  Without limitation on the foregoing provisions of this Section 10.3:

(i) The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Hill harmless, on and after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(ii) The Company shall control all proceedings taken in connection with such contest and, at its option, may pursue or forgo any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Hill to pay the tax claimed and sue for a refund or contest the IRS claim in any permissible manner;

(iii) Hill agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine;

(iv) If the Company directs Hill to pay such IRS claim and sue for a refund, then the Company shall advance the amount of such payment to Hill on an interest-free basis and shall indemnify and hold Hill harmless, on an after-tax basis, from any Excise Tax or income tax (including interest penalties) imposed regarding such advance or regarding any imputed income with respect to such advance;

(v) Any extension of the statute of limitations relating to payment of taxes for the taxable year of Hill with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

(vi) The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Section 10 and Hill shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

10.4 Refund.  Hill shall [subject to the Company's complying with the requirements of Section 10.3, promptly pay to the Company the amount of any refund actually received, including any interest paid or credited after applicable taxes if, after the receipt by Hill of an amount advanced by the Company pursuant to Section 10.3, Hill becomes entitled to receive any refund for such IRS claim.

(a) Denial of Refund.  If, after the receipt by Hill of an amount advanced by the Company pursuant to Section 10.3, a determination is made that Hill shall not be entitled to any refund for such IRS claim and the Company does not notify Hill in writing of its intent to contest such denial of refund before the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

11.	Other Rights for Termination "Without Cause" or "For Good Reason".

11.1 Other Benefits.  Hill shall be entitled to the following from the Company, in addition to the other Compensation stated in either Section 7.3 or 8.2 above, if Hill's services are terminated for "Without Cause" or "For Good Reason" or by Death as set forth in either Section 5.3, 7.1 or 8.1 above.

(a) Options Vest.  Any outstanding options held by Hill to purchase the Company stock shall vest as of the date of termination of Hill's services.

11.2 Plans and Program Rights.  Nothing in this Agreement shall affect or have any bearing on Hill's entitlement to other benefits under any plan or program providing benefits by reason of termination of services.

11.3 No Mitigation by Hill.  Hill shall not be required, under any circumstance including provision in this Agreement, to mitigate the amount of any Compensation or payment provided for in this Agreement by seeking other services.

12.	Source of Payment and Timing.

12.1 Source.  All payments under this Agreement shall be paid in cash from the general funds of the Company.

(a) No special or separate fund shall be required to be established and Hill shall have no right, title or interest whatsoever in or to any investment which the Company may make to aid the Company in meeting its obligations here, except to the extent that the Company shall, in its sole and absolute discretion, choose to designate any of its rights it may have under one or more life insurance policies it may obtain to cover any of its obligations under this Agreement.

(b) Nothing in this Agreement, and no action taken pursuant to it, shall create or be construed to create a trust of any kind or fiduciary relationship between the Company and Hill or any other Person.

12.2 Time.  All payments due Hill under Sections 5.2, 5.3, 6.3, 7.3 or 8.2 above shall be made not later than the thirtieth (30th) day following the date of termination of services.

13. Interest.  Hill shall be entitled (in addition to his other rights and remedies) to interest on past due amounts at a rate equal to two percentage points (2%) above the prime rate charged from time to time by Republic Bank if any benefits due to Hill are not paid when due with such interest to commence on the date a benefit was due.

14. Reimbursement of Enforcement Expenses.  Hill shall be entitled to full reimbursement from the Company for all costs and expenses (including reasonable attorneys' fees, costs, and interest as stated in Section 13) incurred by Hill in enforcing his rights under this Agreement if the following exist:

14.1 Failure to Pay.  The Company fails to pay or provide Hill any of the amounts due him under this Agreement; or

14.2 Failure to Provide.  The Company fails to provide Hill with any of the other benefits due him under this Agreement; and

14.3 Further Conditions for Reimbursement.  Provided that:

(a) the Company does not cure any such failure within thirty (30) days after having received written notice from Hill of such failure; and

(b) there is an adjudication that Hill's action in enforcing his rights are not frivolous.

15.	Confidential Information and Non-Competition.

15.1 Confidentiality.

(a) Company Information Definition.  "Company Information" means all data relating to the Company's business that is not generally published or available to the public, including writings, equipment, processes, drawings, strategic plans, reports, manuals, inventions, records, financial information, business plans, customer lists, the identity of and other facts concerning prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other materials embodying trade secrets, customer product information, or technical or business information of the Company and any of its subsidiaries.

(b) Non-Disclosure and Non-Use.  During the Term or any later time, except with the prior written consent of the Company's Board, Hill shall not, directly or indirectly:

(i)	Non-Disclosure. Disclose, communicate or divulge Company Information to any Person other than authorized Company personnel;

(ii)	Non-Use. Use Company Information for the benefit of himself or any other Person, other than authorized Company personnel.

15.2 The Company's Interests.  Hill will not, during the Term, except with the express prior written consent of the Company's Board, directly or indirectly, in any capacity (including but not limited to employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity) engage in or assist any Person to engage in any act or action which he, acting reasonably, believes or should believe would be harmful or inimical to the interests of the Company.

15.3 Non-Competition and Time of Restrictions.

(a) Non-Competition.  Hill will not, except with the express prior written consent of the Company's Board, in any capacity (including, but not limited to, owner, partner, shareholder, consultant, agent, employee, officer, director or otherwise), directly or indirectly, for his own account or for the benefit of any Person:

(i)
Business and Geographic Restriction.  Establish, engage or participate in or otherwise be connected with any commercial banking business which conducts business in any geographic area in which the Company and its subsidiaries is then conducting such business.

(ii)
Exception.  The foregoing shall not prohibit Hill from owning as a shareholder less than 10% of the outstanding voting stock of an issuer engaged in the commercial banking business in the United States.

(b) Time of Restrictions.  The non-competition restrictions in Section 15.3 shall start on the effective date of this Agreement and end as stated below for the appropriate circumstance.

(i)
Hill's Termination at Anniversary or Voluntary.  If this Agreement is terminated by Hill in accord with the Termination at Anniversary in Section 1.2(b) of this Agreement or if Hill voluntarily terminates his services, then the non-competition restriction ends one year following the effective date of termination of Hill's services under this Agreement;

(ii)
The Company's Termination at Anniversary.  If this Agreement is terminated by the Company in accord with the provisions of Section 1.2(b) of this Agreement, then the non-competition restriction ends on the effective date of termination of Hill's services under this Agreement;

(iii)
Termination "For Cause".  If the Company terminates this Agreement "For Cause" in accord with Section 6 of this Agreement, then the non-competition restriction ends on the effective date of termination of Hill's services under this Agreement; or

(iv)
Termination "Without Cause" and "For Good Reason".  If this Agreement is terminated "Without Cause" or "For Good Reason" in accord with either Section 7.1 or 8.1 above, then the non-competition restriction ends on the effective date of termination of Hill's services under this Agreement.

15.4 Remedies.  Any breach by Hill of any of the terms in this Section 15 will result in irreparable injury to the Company for which money damages could not adequately compensate the Company; and, thus, in the event of any such breach, the Company shall be entitled (in addition to an other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining Hill and/or any other Person involved from continuing such breach.

(a) No Defense or Bar.  The existence of any claim or cause of action which Hill may have against the Company or any other Person (other than a claim for the Company's breach of this Agreement for failure to make payments) shall not constitute a defense or bar to the enforcement of the terms in this section 15.

(b) Payments After Breach.  In the event of any alleged breach by Hill of any of the terms in this Section 15, the Company shall continue any and all of the payments due Hill under this Agreement until such time as a Court shall enter a final and unappealable order finding such a breach.

(i)
Exception.  The foregoing shall not preclude a Court from ordering Hill to repay such payments made to him for the period after the breach is determined to have occurred or from ordering that payments under this Agreement be permanently terminated in the event of a material and willful breach.

15.5 Enforceability.  If any portion of the terms in this Section 15, or their application, is construed to be invalid or unenforceable, then the other portions of such terms or their application shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible.

(a) If any term in this Section 15 is held to be unenforceable because of the area covered, duration, or scope, then Hill and the Company expressly and intentionally authorize the court making such determination to reduce the area and/or duration and/or limit the scope to an enforceable term, so that the term shall then be enforceable in its reduced form.

15.6 The Company Definition.  For this Section 15, the term "the Company" means the Company, any successor of the Company under Section 16 below, and all present and future direct and indirect subsidiaries and affiliates of the Company.

16.	Successions.

16.1 Successors/Assigns/Heirs.  This Agreement shall inure to the benefit of and be binding on:

(a) The Company and Hill and their respective heirs, executors, administrators, successors and assigns; and

(b) Any corporate or other successors of the Company that acquires, directly or indirectly, by combination, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of the Company.

16.2 Death.  On Hill's death, except for the "Death Benefit" governed by payment described in Section 5.3 above, any payments or benefits otherwise due Hill shall be paid to or be for the benefit of Hill's legal representatives for his estate.

16.3 Combinations.  Nothing in the Agreement shall preclude the Company from combining, consolidating or merging into or with or transferring all or substantially all of its assets to another Person ("Combination").

(a) In the event of a Combination, such other Person shall be deemed to assume this Agreement and all obligations of the Company in this Agreement.

(b) Upon such a Combination, the term "the Company" shall mean such other Person and this Agreement shall continue in full force and effect.

17.	Notices.

17.1 Form of Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by:  hand with delivery receipt; or certified or registered mail, return receipt requested, with postage prepaid; or overnight or express courier with a receipt-for-delivery tracking system.

17.2 Place of Notice.  All notices are to be delivered to the following addresses or to such other address as either party may designate in writing by like notice:

A. If to Hill, to:

Vernon W. Hill, II
Villa Collina
262 East Main Street
Moorestown, NJ  08057-2906

B. If to the Company, to:

Republic First Bancorp, Inc.
Two Liberty Place
50 S. 16th Street, Suite 2400
Philadelphia, PA  19102

Attention: CEO, Compensation Committee

18.	General Provisions.

18.1 Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Hill concerning its subject matter.  It supersedes and replaces all prior discussions, representations, promises or agreements, whether written or oral, express or implied, between Hill and the Company or their representatives, including the Prior Agreement.

18.2 Amendments, Waivers and Termination.  No amendment, waiver or termination of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.  Any written amendment, waiver or termination of this Agreement executed by the Company and Hill (or his legal representatives) shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person including, but not limited to, Hill's wife, and no Person shall be deemed to be a third party beneficiary under this Agreement except as provided under Section 16 above.

18.3 Alternate Payments.  Instead of the Company, any subsidiary of the Company may make payments to Hill and, to the extent such payments are so made, the Company shall be released of its obligations to make such payments.

18.4 Benefits and Insurance.  The benefits provided under this Agreement shall be in addition to and shall not affect the proceeds payable to Hill's beneficiaries under group life insurance policies which the Company may be carrying on Hill's life for his benefits.

18.5 "Person" Definition.  "Person" means a natural person, joint venture, corporation, sole proprietorship, trust, estate, partnership, cooperative, association, non-profit organization or any other legal entity.

18.6 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

18.7 No Waiver.  Except as otherwise expressly stated in this Agreement, no failure on the part of any party to this Agreement to exercise and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any other or further exercise of any of or the exercise of any other right, power or remedy.

18.8 Assignment.  Without the Company's prior written consent and approval, neither this Agreement nor any of its rights to receive payments shall be voluntarily or involuntarily:

(a) Assigned, transferred, alienated, encumbered or disposed of, in whole or in part; or

(b) Subject to anticipation, levy, execution, garnishment, attachment by, or interference or control of, any creditor.

18.9 Pennsylvania Jurisdiction.  The Company and Hill irrevocably, voluntarily, knowingly and expressly consent to:

(a) Courts in Pennsylvania.  The exclusive jurisdiction of the Common Pleas Court, Philadelphia, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, to enforce this Agreement, or to resolve any claim, controversy or dispute involving it; and

(b) Service of Process.  Service of process as set forth in the Notice stated in Section 17 above.

18.10 Headings.  The headings of the sections of this Agreement have been inserted for convenience and clarity.  They do not restrict or modify any of the terms or provisions of this Agreement.

18.11 Notice of Dispute and Cure.  If the Company or Hill has a dispute or claim under this Agreement, then that dispute or claim shall be described with specificity in writing; and, the party receiving such written notice shall have thirty (30) business days to cure the dispute or claim.

18.12 Pennsylvania Law.  This Agreement shall be governed and construed, and the legal relationships of the parties determined, in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed solely in the Commonwealth of Pennsylvania.

REPUBLIC FIRST BANCORP, INC.

(Corporate Seal)	By:	/s/ Harry D. Madonna

	Attest:	/s/ Kemma Brown

	/s/ Vernon W. Hill, II	(SEAL)
VERNON W. HILL, II